Exhibit 99.1

Alliqua BioMedical, Inc. Announces Closing of Celleration, Inc. Acquisition

LANGHORNE, PA – June 1, 2015 — Alliqua BioMedical, Inc. (NASDAQ:ALQA) (“Alliqua” or “the Company”), a provider of advanced wound care products, today announced that it has completed its acquisition of Celleration, Inc. (“Celleration”).

On February 2, 2015, Alliqua announced it has entered into an agreement to purchase Celleration for an initial purchase price of approximately $30.4 million, comprised of both cash and stock. The merger agreement provides for additional contingent payments in stock and cash, under certain circumstances, if stated revenue thresholds are reached over the next two years ending December 31, 2016 or if certain milestones are satisfied in connection with product sales in the U.K.

Celleration is a privately held medical device company, based in Eden Prairie, Minnesota, which is focused on developing and commercializing the MIST Therapy® therapeutic ultrasound platform for the treatment of acute and chronic wounds. Celleration’s MIST Therapy System is an FDA 510(k) cleared device that uses painless, noncontact low-frequency ultrasound to stimulate cells below the wound bed to promote the healing process.

“The completion of this acquisition marks another major milestone in our Company’s path towards building a broad and innovative portfolio of advanced wound care technologies,” said David Johnson, Chief Executive Officer of Alliqua. “Celleration’s FDA 501(k) cleared MIST Therapy and UltraMIST™ devices are complementary additions to our portfolio that fit squarely within our acquisition criteria for new technologies. We are also pleased to be expanding the Alliqua team with some highly skilled individuals from Celleration, including nearly twenty sales resources, and we look forward to their contributions in 2015 and beyond.”

Cowen and Company, LLC served as Alliqua’s exclusive financial advisor in connection with this transaction.

Financing

Alliqua obtained a Senior Secured Term Loan from Perceptive Advisors in the principal amount of $15.5 million to finance the initial cash purchase price of the acquisition.

Further details of the acquisition and the Senior Secured Term Loan can be found in Alliqua's Form 10-Q, filed with the SEC on May 14, 2015.

About Alliqua BioMedical, Inc.

Alliqua is a provider of advanced wound care solutions. Through its sales and distribution network, together with its proprietary products, Alliqua provides a suite of technological solutions to enhance the wound care practitioner's ability to deal with the challenges of healing both chronic and acute wounds.

Alliqua currently markets its line of hydrogel products for wound care under the SilverSeal® and Hydress® brands, as well as the sorbion sachet S® and sorbion sana® wound care products, and its TheraBond® 3D advanced dressing which incorporates the TheraBond® 3D Antimicrobial Barrier Systems technology. It also markets the advanced wound care product Biovance®, as part of its licensing agreement with Celgene Cellular Therapeutics.

In addition, Alliqua can provide a custom manufacturing solution to partners in the medical device and cosmetics industry, utilizing its proprietary hydrogel technology. Alliqua's electron beam production process, located at its 16,500 square foot GMP manufacturing facility in Langhorne, PA, allows Alliqua to custom manufacture a wide variety of hydrogels. Alliqua's hydrogels can be customized for various transdermal applications to address market opportunities in the treatment of wounds as well as the delivery of numerous drugs or other agents for pharmaceutical and cosmetic industries.

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About Celleration, Inc.:

Celleration develops and markets a proprietary technology that has been proven to accelerate healing in wounds by delivering therapeutic, low-frequency ultrasound without direct contact of the delivery device to the wound surface. Celleration’s core product, the MIST Therapy System, has been clinically shown to positively impact the wound healing process and to provide clinical and economic benefits to institutions treating nonresponding wounds. MIST therapy has been performed more than 1.2 million times on over 85,000 patients. There are 19 peer-reviewed published articles, including eight Randomized Controlled Trials and one Meta-analysis, documenting the clinical outcomes of MIST.

Legal Notice Regarding Forward-Looking Statements

This release contains forward-looking statements. Forward-looking statements are generally identifiable by the use of words like "may," "will," "should," "could," "expect," "anticipate," "estimate," "believe," "intend," or "project" or the negative of these words or other variations on these words or comparable terminology. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties outside of our control that can make such statements untrue, including, but not limited to, the adequacy of the Company’s liquidity to pursue its complete business objectives; inadequate capital; the Company’s ability to obtain reimbursement from third party payers for its products; loss or retirement of key executives; adverse economic conditions or intense competition; loss of a key customer or supplier; entry of new competitors and products; adverse federal, state and local government regulation; technological obsolescence of the Company’s products; technical problems with the Company’s research and products; the Company’s ability to expand its business through strategic acquisitions; the Company’s ability to integrate acquisitions and related businesses; price increases for supplies and components; and the inability to carry out research, development and commercialization plans. In addition, other factors that could cause actual results to differ materially are discussed in our filings with the SEC, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC's web site at http://www.sec.gov. We undertake no obligation to publicly update or revise our forward-looking statements as a result of new information, future events or otherwise.

Investor Relations:

Westwicke Partners on behalf of Alliqua Biomedical, Inc.

Mike Piccinino, CFA +1-443-213-0500

AlliquaBiomedical@westwicke.com